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                                                                   EXHIBIT 23.2




INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 333-56313 and 333-56317 of American HomePatient, Inc. and subsidiaries on Form S-8 of our report dated March 20, 2003, relating to the consolidated financial statements of American HomePatient, Inc. and subsidiaries as of December 31, 2002 and for each of the two years in the period ended December 31, 2002 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the Company's adoption of Statement of Financial Standards No. 142, Goodwill and Other Intangible Assets effective January 1, 2002, described in Note 2; the Company's bankruptcy reorganization described in Note 3; and the Company's ability to continue as a going concern described in Note 4) appearing in this Annual Report on Form 10-K of American HomePatient, Inc. and subsidiaries for the year ended December 31, 2003.


/s/ Deloitte & Touche LLP


Nashville, Tennessee
March 31, 2004